Exhibit 4.4
DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Volta Charter, the Volta Bylaws and the A&R Registration Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Volta Charter, the Volta Bylaws and the A&R Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Pursuant to the terms of the Volta Charter, our authorized capital stock consists of:
•        350,000,000 shares of Volta Class A Common Stock, $0.0001 par value per share;
•        50,000,000 shares of Class B Common Stock, $0.0001 par value per share; and
•        10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
As of April 15, 2022, there were (i) 167,198,260 shares of Class A Common Stock outstanding held by 183 holders of record, (ii) 395,335 shares of Class B Common Stock outstanding held by three holders of record and (iii) no shares of Preferred Stock outstanding.
Volta Class A Common Stock
Voting Rights
The Volta Charter provides that, except as otherwise expressly provided by the Volta Charter or as provided by law, the holders of Volta Class A Common Stock and Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Volta Class A Common Stock and Volta Class B Common Stock shall not be entitled to vote on any amendment to the Volta Charter that relates solely to the terms of one or more outstanding series of Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Volta Charter. Except as otherwise expressly provided in the Volta Charter or by applicable law, each holder of Volta Class A Common Stock shall have the right to one vote per share of Volta Class A Common Stock held of record by such holder.
Dividend Rights
Subject to preferences that may apply to any shares of Volta Preferred Stock outstanding at the time, shares of Volta Class A Common Stock and Volta Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Volta Board out of any assets of Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Volta Class A Common Stock or Volta Class B Common Stock (or rights to acquire such shares), then holders of Volta Class A Common Stock will receive shares of Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Volta Class B Common Stock will receive shares of Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Volta Class A Common Stock and Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable.
Notwithstanding the foregoing, the Volta Board may pay or make a disparate dividend or distribution per share of Volta Class A Common Stock or Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.
Rights Upon Liquidation, Dissolution and Winding Up
Subject to any preferential or other rights of any holders of Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Volta, whether voluntary or involuntary, holders of Volta Class A Common Stock and Volta Class B Common Stock are entitled to receive ratably all assets of Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions

Exhibit 4.4
upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.
Other Rights
The holders of Volta Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Volta Class A Common Stock. The rights, preferences and privileges of holders of shares of Volta Class A Common Stock are subject to those of the holders of any shares of Volta Preferred Stock that Volta may issue in the future.
Volta Class B Common Stock
Voting Rights
The Volta Charter provides that, except as otherwise expressly provided by the Volta Charter or as provided by law, the holders of Volta Class A Common Stock and Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Volta Class A Common Stock and Volta Class B Common Stock shall not be entitled to vote on any amendment to the Volta Charter that relates solely to the terms of one or more outstanding series of Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Volta Charter. Except as otherwise expressly provided in the Volta Charter or by applicable law, each holder of Volta Class B Common Stock shall have the right to ten votes per share of Volta Class B Common Stock held of record by such holder.
Dividend Rights
Subject to preferences that may apply to any shares of Volta Preferred Stock outstanding at the time, shares of Volta Class A Common Stock and Volta Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Volta Board out of any assets of Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Volta Class A Common Stock or Volta Class B Common Stock (or rights to acquire such shares), then holders of Volta Class A Common Stock will receive shares of Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Volta Class B Common Stock will receive shares of Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Volta Class A Common Stock and Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable.
Notwithstanding the foregoing, the Volta Board may pay or make a disparate dividend or distribution per share of Volta Class A Common Stock or Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.
Rights Upon Liquidation, Dissolution and Winding Up
Subject to any preferential or other rights of any holders of Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Volta, whether voluntary or involuntary, holders of Volta Class A Common Stock and Volta Class B Common Stock are entitled to receive ratably all assets of Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.
Other Rights
The holders of Volta Class B Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Volta Class B Common Stock. The Volta Class B Common Stock is convertible into shares of Volta Class A Common Stock on a one-to-one basis at the option of the holders of the Volta Class B Common Stock at any time upon written notice to Volta. In addition, the Volta Class B Common

Exhibit 4.4
Stock will automatically convert into shares of Volta Class A Common Stock immediately prior to the close of business on the earliest to occur of (a) the later of (i) ten years from the date of filing of the Volta Charter and (ii) the date that is one year after the first date on which neither Scott Mercer nor Christopher Wendel is serving as an executive officer or director of Volta; (b) the date that is one year after the death or permanent disability of the last to die or become disabled of Scott Mercer and Christopher Wendel; and (c) the date specified by the affirmative vote of the holders of Volta Class B Common Stock representing not less than two-thirds of the voting power of the outstanding shares of Volta Class B Common Stock, voting separately as a single class. The Volta Class B Common Stock also automatically converts into Volta Class A Common Stock upon a transfer of the Volta Class B Common Stock, other than certain permitted transfers specified in the Volta Charter. The rights, preferences and privileges of holders of shares of Volta Class B Common Stock are subject to those of the holders of any shares of Volta Preferred Stock that Volta may issue in the future.
Volta Preferred Stock
The Volta Charter provides that shares of Volta Preferred Stock may be issued from time to time in one or more series. The Volta Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.
The number of authorized shares of Volta Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Volta entitled to vote thereon, without a separate vote of the holders of the Volta Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Volta Preferred Stock.
The Volta Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Volta Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Volta Class A Common Stock and Volta Class B Common Stock and could have anti-takeover effects. The ability of the Volta Board to issue Volta Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volta or the removal of Volta’s management and may adversely affect the market price of Volta Class A Common Stock and the voting and other rights of the holders of Volta. Volta had no Volta Preferred Stock outstanding at the date the Volta Charter became effective. Although our Board does not currently intend to issue any shares of Volta Preferred Stock, we cannot assure you that our Board will not do so in the future.
Warrants
Public Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the Closing provided that we have an effective registration statement under the Securities Act covering the Volta Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Volta Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Volta Class A Common Stock until the warrants expire or are redeemed, as specified in the A&R Warrant Agreement. If a registration statement covering the Volta Class A Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Volta Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Exhibit 4.4
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the Closing or earlier upon redemption or liquidation. In addition, if we had issued additional Volta Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Volta Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors of Tortoise Corp II and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants would have adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the Private Warrants):
•        in whole and not in part;
•        at a price of $0.01 per warrant;
•        upon a minimum of 30 days’ prior written notice of redemption; and
•        if, and only if, the last sale price of the Volta Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Volta Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Volta Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants for Volta Class A Common Stock:
•        in whole and not in part;
•        at a price equal to a number of shares of Volta Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Volta Class A Common Stock;
•        upon a minimum of 30 days’ prior written notice of redemption; and
•        if, and only if, the last sale price of the Volta Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.
The “fair market value” of the Volta Class A Common Stock means the average reported last sale price of the Volta Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will we be required to net cash settle any warrant.
Private Placement Warrants
The Private Warrants are identical to the Public Warrants underlying the Tortoise Corp II units sold in the IPO, except that the Private Warrants and the Volta Class A Common Stock issuable upon exercise of the Private Warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by Tortoise Corp II and exercisable by such holders on the same basis as the Public Warrants.
Our Transfer Agent and Warrant Agent
The transfer agent for the Volta Common Stock and the warrant agent for our warrants is Computershare Trust Company, N.A. We have agreed to indemnify Computershare Trust Company, N.A. in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law and our Charter Documents

Exhibit 4.4
We will not opt out of Section 203 of the DGCL under our charter documents. Under Section 203 of the DGCL, Volta will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Volta (the “acquisition”), except if:
•        the Volta Board approved the acquisition prior to its consummation;
•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or
•        the business combination is approved by the Volta Board, and by a 2/3 majority vote of the other stockholders in a meeting.
Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Volta for a three-year period. This may encourage companies interested in acquiring Volta to negotiate in advance with the Volta Board because the stockholder approval requirement would be avoided if the Volta Board approves the acquisition which results in the stockholder becoming an interested stockholder.
This may also have the effect of preventing changes in the Volta Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Written Consent by Stockholders
Under our charter documents, subject to the rights of any series of Volta Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of Volta must be effected at a duly called annual or special meeting of stockholders of Volta and may not be effected by any consent in writing by such stockholders.
Special Meeting of Stockholders
Under our charter documents, special meetings of stockholders of Volta may be called only by the chairperson of the Volta Board, the chief executive officer or president of Volta, the lead independent director of the Volta Board or the Volta Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Under the Volta Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Volta shall be given in the manner and to the extent provided the Volta Bylaws.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.
Pursuant to the Registration Rights Agreement and the Sponsor Letter, subject to certain exceptions, Chris Wendel, Scott Mercer and the Sponsor (and its permitted transferees) are contractually restricted from selling or transferring any of their shares of common stock (not including any PIPE Shares issued in the PIPE Financing) (the “Lock-up Shares”). Such restrictions began at Closing and end on the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Volta’s stockholders having the right to exchange their shares of Volta Class A Common Stock for cash, securities or other property.
Amended and Restated Registration Rights

Exhibit 4.4
Pursuant to the A&R Registration Rights Agreement, Volta agreed that, within 30 calendar days after the consummation of the Business Combination, Volta will file the Resale Registration Statement with the SEC (at Volta’s sole cost and expense), and Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement. For more information on the A&R Registration Rights Agreement, please see the section entitled “Certain Relationships and Related Transactions — Amended and Restated Registration Rights Agreement.”
We also agreed pursuant to the A&R Warrant Agreement to file a registration statement covering the shares of Volta Class A Common Stock issuable upon exercise of the Volta Warrants.
Limitation of Liability and Indemnification
The Volta Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Volta Charter from limiting the liability of the Company’s directors for the following:
•        any breach of the director’s duty of loyalty to the Company or to its stockholders;
•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•        unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•        any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Volta Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Volta Bylaws, the Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Volta Charter and the Volta Bylaws, the Company has entered into an indemnification agreement with each member of the Board and each of its officers. These agreements provide for the indemnification of the Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Volta Charter and Volta Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
The Volta Class A Common Stock and Volta Warrants are listed on the NYSE under the symbols “VLTA” and “VLTA WS,” respectively.